ARTICLES OF INCORPORATION
                              OF BAIRD FUNDS, INC.


         The undersigned, for the purpose of forming a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I

         The name of the corporation (hereinafter, the "Corporation") is:

                                Baird Funds, Inc.

                                   ARTICLE II

         The period of existence of the Corporation shall be perpetual.

                                   ARTICLE III

         The purpose for which the Corporation is organized is, without limitation, to act as a management investment company pursuant to the Investment Company Act of 1940, as amended from time to time (the "Investment Company Act"), and for any other purposes for which corporations may be organized under Chapter 180 of the Wisconsin Statutes, as amended from time to time (the "WBCL").

                                   ARTICLE IV

          A. The Corporation shall have the authority to issue an indefinite number of shares with a par value of $.01 per share. Subject to the following paragraph, the authorized shares are classified as follows:

                                                              Authorized Number
Class                                Series                          of Shares
------------                         ----------------         ------------------
Baird Horizon Growth Fund            Investor Shares                 indefinite
                                     Institutional Shares            indefinite

Baird Short-Term Bond Fund           Investor Shares                 indefinite
                                     Institutional Shares            indefinite

Baird Intermediate Bond Fund         Investor Shares                 indefinite
                                     Institutional Shares            indefinite

Baird Core Bond Fund                 Investor Shares                 indefinite
                                     Institutional Shares            indefinite

Baird Intermediate Municipal         Investor Shares                 indefinite
     Bond Fund                       Institutional Shares            indefinite

Baird Aggregate Bond Fund            Investor Shares                 indefinite
                                     Institutional Shares            indefinite

         B. The Board of Directors is authorized to classify or to reclassify (i.e. into classes and series of classes), from time to time, any unissued shares of the Corporation, whether now or hereafter authorized, by setting, changing, or eliminating the distinguishing designation and the preferences, limitations, and relative rights, in whole or in part, to the fullest extent permissible under the WBCL.

     Unless otherwise provided by the Board of Directors prior to the issuance of shares, the shares of any and all classes and series shall be subject to the following:

         1. The Board of Directors may redesignate a class or series whether or not shares of such class or series are issued and outstanding, provided that such redesignation does not affect the preferences, limitations, and relative rights, in whole or in part, of such class or series.

         2. The assets and liabilities and the income and expenses for each class shall be attributable to that class. The assets and liabilities and the income and expenses of each series within a class shall be determined separately and, accordingly, the net asset value of shares may vary from series to series within a class. The income or gain and the expense or liabilities of the Corporation shall be allocated to each class or series as determined by or under the direction of the Board of Directors.

         3. Shares of each class or series shall be entitled to such dividends or distributions, in shares or in cash or both, as may be declared from time to time by the Board of Directors with respect to such class or series. Dividends or distributions shall be paid on shares of a class or series only out of the assets attributable to that class or series.

         4. a. In the event of the liquidation or dissolution of the Corporation, the holders of a class or series shall be entitled to receive, as a class or series, out of the assets of the Corporation available for distribution to shareholders, the assets attributable to that class or series less the liabilities allocated to that class or series. The assets so attributable to the holders of a class or series shall be distributed among such holders in proportion to the number of shares of that class or series held by them and recorded on the books of the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular class or series, such assets shall be allocated to all classes or series in proportion to the net asset value of the respective class or series.

             b. The Board of Directors may to the fullest extent permissible by applicable law and without shareholder approval, liquidate or dissolve any class or series of the Corporation's shares. In the event of any such liquidation or dissolution, the holders of any affected class or series shall be entitled to receive a distribution of the assets attributable to such class or series less the liabilities allocated to such class or series. The assets so distributable to the holders of a class or series shall be distributed among such holders in proportion to the number of shares of that class or series held by them and recorded on the books of the Corporation.

         5. All holders of shares shall vote as a single class and series except with respect to any matter which affects only one or more classes or series of shares, in which case only the holders of shares of the classes or series affected shall be entitled to vote.

         6. For purposes of the Corporation's Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act, including all prospectuses and Statements of Additional Information, and other reports filed under the Investment Company Act, references therein to "classes" of the Corporation's common stock shall mean "series", as used in these Articles of Incorporation and the WBCL, and references therein to "series" shall mean "classes", as used in these Articles of Incorporation and the WBCL.

         C. The Corporation may issue fractional shares. Any fractional shares shall carry proportionately all the rights of whole shares, including, without limitation, the right to vote and the right to receive dividends and distributions.

         D. The Board of Directors of the Corporation may authorize the issuance and sale of any class or series of shares from time to time in such amount and on such terms and conditions, for such purposes and for such amounts or kinds of consideration as the Board of Directors shall determine, subject to any limits required by then applicable law. Nothing in this paragraph shall be construed in any way as limiting the authority of the Board of Directors to issue the Corporation's shares in connection with a share dividend under the WBCL.

         E. Subject to the suspension of the right of redemption or postponement of the date of payment or satisfaction upon redemption in accordance with the Investment Company Act, each holder of any class or series of the Common Stock of the Corporation, upon request and after complying with the redemption procedures established by or under the supervision of the Board of Directors, shall be entitled to require the Corporation to redeem out of legally available funds all or any part of the Common Stock standing in the name of such holder on the books of the Corporation at the net asset value (as determined in accordance with the Investment Company Act) of such shares (less any applicable redemption fee or deferred sales charge), which shall be paid in cash or other property and under procedures adopted by the Board of Directors. Any such redeemed shares shall be canceled and restored to the status of authorized but unissued shares.

         F. The Board of Directors may authorize the Corporation, at its option and to the extent permitted by and in accordance with the Investment Company Act, to redeem any shares of Common Stock of any class or series of the Corporation owned by any shareholder under circumstances deemed appropriate by the Board of Directors in its sole discretion from time to time, including without limitation the failure to maintain ownership of a specified minimum number or value of shares of Common Stock of any class or series of the Corporation, at the net asset value (as determined in accordance with the Investment Company Act) of such shares (less any applicable redemption fee or deferred sales charge).

         G. The Board of Directors of the Corporation may impose a fee for the redemption of shares, such fee to be not in excess of the amount set forth in the Corporation's then existing By-Laws, or deferred sales charge, all under such terms and conditions as the Board of Directors shall determine. The Board of Directors shall have the authority to rescind imposition of any such fee or deferred sales charge in its discretion and to reimpose any redemption fee or deferred sales charge.

         H. Any shares redeemed by the Corporation shall be deemed to be canceled and restored to the status of authorized but unissued shares of the Corporation.

         I. No holder of the Common Stock of any class or series of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the Common Stock of any class or series of the Corporation which it may issue or sell other than such right, if any, as the Board of Directors, in its sole discretion, may determine.

         J. With respect to any class or series, the Board of Directors may adopt procedures to seek to maintain a stable net asset value per share. Without limiting the foregoing, the Board of Directors may determine that the net asset value per share of any class or series should be maintained at a designated constant value and may establish procedures, not inconsistent with applicable law, to accomplish that result.

         K. To the extent any transaction or amendment to these Articles of Incorporation affecting shares of Common Stock would invoke dissenters' rights under Subchapter XIII of the WBCL, or any successor provision, such dissenters' rights (including notice to shareholders of such rights) shall be preempted by the Investment Company Act to the extent provided therein.

         L. Subject to any requirements under the Investment Company Act, the Board of Directors may adopt procedures to allow holders of shares of any class or series to convert or exchange shares into shares of other classes or series upon such terms and conditions established by the Board of Directors.

                                    ARTICLE V

         The number of directors shall be fixed by the By-Laws of the Corporation.

                                   ARTICLE VI

         The Corporation reserves the right to enter into, from time to time, investment advisory agreements providing for the management and supervision of the investments of the Corporation and the furnishing of advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities or other assets of the Corporation. Such agreements shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable and as are permitted by the Investment Company Act.

         The Corporation may, without limitation, designate distributors, administrators, custodians, transfer agents, registrars and/or disbursing agents and other service providers for the Corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such service provider. Any such service provider may be affiliated with the Corporation's investment adviser.

                                   ARTICLE VII

         The Board of Directors may amend these Articles of Incorporation without shareholder approval to the fullest extent permissible under the WBCL.

                                  ARTICLE VIII

         The address of the initial registered office of the Corporations is 777 East Wisconsin Avenue, Milwaukee, WI 53202 and the name of the initial registered agent at such address is Brett R. Meili.

                                   ARTICLE IV

         The name and address of the Corporation's incorporator is: Scott A. Moehrke, Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202.

         Dated this 7th day of June, 2000.

                                                   /s/ Scott A. Moehrke
                                                   --------------------------
                                                   Name:  Scott A. Moehrke
                                                   Title:    Incorporator

This instrument was drafted by:
Scott A. Moehrke
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin  53202